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                                                                    EXHIBIT 12.1

Encysive Pharmaceuticals Inc.
Calculation of Ratio of Earnings to Fixed Charges

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
                                                                                  12 Months
                                   3 Months         -------------------------------------------------------------------
                                   3/31/04          12/31/03       12/31/02      12/31/01      12/31/00        12/31/99
                                   -------          --------       --------      --------      --------        --------
FIXED CHARGES
    Interest expense:                   65             152              8             0             0                 0

EARNINGS
Income (loss) from continuing
operations before minority
  interest                         (11,315)        (36,518)       (24,694)      (19,891)       (3,498)          (15,297)
Plus fixed charges                      65             152              8             0             0                 0
Deficiency in earnings to
  cover fixed charges              (11,250)        (36,366)       (24,686)      (19,891)       (3,498)          (15,297)
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